EXHIBIT 10.103

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Principal Terms and Conditions
for Post-Petition Operation and Return of Q400 and Q400 NG Aircraft

Operator	Colgan Air, Inc. (“Colgan”)
Parent	Pinnacle Airlines Corp. (“PAC” and, together with Colgan, the “Pinnacle Entities”)
EDC	Export Development Canada (“EDC”)
United	Continental Airlines, Inc. (“Continental”) and United Air Lines, Inc. (“UAL” and, together with Continental, “United”)
Q400 Covered Equipment
Twenty-eight (28) Q400 and Q400NG aircraft (the “Q400 Covered Aircraft”) and two (2) spare engines (the “Q400 Spare Engines”) listed on Schedule 1 hereto (such aircraft and spare engines, all of which are subject to EDC’s security interests, the “Q400 Covered Equipment”), in each case until any such item of Q400 Covered Equipment reaches its Wind-Down Date (as defined below)

Capacity Purchase Agreement
The Capacity Purchase Agreement by and among Continental, PAC and Colgan dated as of February 2, 2007 (as amended, supplemented or otherwise modified, in writing, as of January 31, 2012, the “Capacity Purchase Agreement”)

Financing Agreements	Each of the financing agreements with respect to the Q400 Covered Equipment and all related agreements (collectively, the “Equipment Agreements”)
Post-Petition Arrangements	For the avoidance of doubt, the terms set forth in this term sheet are only intended to, and shall only, take effect on and following a Petition Date (as such term is defined below), should one occur.
Post-Petition Regional Air Services
Pursuant to a term sheet (the “United Term Sheet”) and subject to approval of the Omnibus Motion (as defined below), Colgan and United have agreed that Colgan shall provide United with flight and related services with respect to each Q400 Covered Aircraft (the “Post-Petition Regional Air Services”) in accordance with the provisions of such term sheet but only until the applicable Wind-Down Date (as defined below) for each Q400 Covered Aircraft.

Bankruptcy Filings and Effect
In the event that the Pinnacle Entities commence voluntary cases under chapter 11 of title 11 of the Bankruptcy Code (the day, if any, of such commencement, the “Petition Date”), (a) they will commence their chapter 11 cases with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and (b) they will file with the Bankruptcy Court, a motion seeking, inter alia, interim and then final approval to (i) reject the Capacity Purchase Agreement and the Ancillary Agreements (as defined in the United Term Sheet) pursuant to section 365 of the Bankruptcy Code and to simultaneously terminate the guarantee related thereto, effective as of the Petition Date (the “Agreed Rejection”), (ii) perform the Post-Petition Regional Air Services (as defined below) to be performed by Colgan during the Wind-Down Term in accordance with the United Term Sheet and (iii) perform under this term sheet (the “EDC Termsheet”), which will serve as an agreement pursuant to Section 1110(b) of the Bankruptcy Code (the portion of such motion relating to the terms hereof and the United Term Sheet, the “Omnibus Motion”).  EDC’s agreement under Bankruptcy Code section 1110(b) shall be expressly conditioned upon substantial compliance with the terms and provisions of this EDC Term Sheet by the Pinnacle Entities.  In connection therewith, the Pinnacle Entities hereby agree to seek entry of an order of the Bankruptcy Court approving the Omnibus Motion and the transactions contemplated herein in form and substance reasonably acceptable to both EDC and United (such order, the “Approval Order”).  The Pinnacle Entities shall afford EDC a reasonable opportunity to review and comment on the Omnibus Motion and the form of the proposed Approval Order prior to its filing with the Bankruptcy Court.

The Pinnacle Entities hereby agree that they will seek approval of the Omnibus Motion and use commercially reasonable efforts to obtain the Approval Order in accordance with the following:  the Pinnacle Entities shall (a) file the Omnibus Motion with the Bankruptcy Court within one (1) business day after the Petition Date, (b) seek entry of the Approval Order by the Bankruptcy Court, on an interim basis, within five (5) business days after the Petition Date (or such later date as agreed upon by both EDC and United), and (c) seek entry of the Approval Order by the Bankruptcy Court, on a final basis, within twenty eight (28) days after the Petition Date (or such later date as agreed upon by both EDC and United).  The Pinnacle Entities will not agree to any modification of the terms of the Omnibus Motion, the Approval Order or any modification of the terms of the United Term Sheet that adversely impacts EDC, in each case without the prior approval of EDC (not to be unreasonably withheld or delayed).  The matters covered in the Omnibus Motion will constitute a single arrangement, such that any failure of one portion of the Omnibus Motion to be approved shall automatically (and, if necessary, retroactively) cause the other matters covered by the Omnibus Motion to be withdrawn (or, if necessary, such approval to be revoked).  Provided that (i) EDC has a reasonable opportunity to review the Omnibus Motion and the Approval Order  prior to each being filed and expresses no material objection thereto in writing to the Pinnacle Entities and (ii) such motion and order are consistent with the terms hereof, EDC shall support and shall not oppose, directly or indirectly, the relief sought in the Omnibus Motion.

In addition, Colgan may file with the Bankruptcy Court from time to time such other motions regarding the Q400 Covered Equipment or other aircraft or equipment in its fleet, it being understood that EDC shall have no consent rights in connection with any such motion, so long as, with respect to the Q400 Covered Equipment, any such other motion does not adversely affect EDC or the relief sought under the Omnibus Motion (including by affecting the likelihood that the Omnibus Motion is approved); provided further that the parties hereby agree that EDC’s rights to object to such other motions in the Bankruptcy Court are reserved and preserved.

Agreed Return and Effect
EDC agrees that, notwithstanding anything contained in any Equipment Agreement to the contrary, for purposes of calculating and characterizing any claim of EDC, the Pinnacle Entities shall be deemed for all purposes to have returned (the “Agreed Return”) to EDC as of the Petition Date each of the items of Q400 Covered Equipment in accordance with the relevant Equipment Agreements.  Neither such deemed return nor the other matters covered by this term sheet shall constitute a default or an event of default under any such Equipment Agreements and shall not give rise to any administrative expense or other claims on account of any Equipment Agreements (including in respect of return conditions) or the Agreed Return in the Pinnacle Entities’ chapter 11 cases or otherwise, all of which shall be expressly waived; provided, however, that EDC shall not waive and accordingly preserves the right to seek administrative expense claims (including with respect to direct and consequential damages) against the Pinnacle Entities in connection with any breach by the Pinnacle Entities of the terms and conditions of this term sheet; provided, further, that the parties hereby agree that the Pinnacle Entities’ rights to object to any such asserted administrative expense claims (including whether direct and/or consequential damages are appropriate) are fully reserved and preserved.
If the transactions contemplated hereunder or the defaults (if any) under any of the Equipment Agreements shall constitute defaults (“EDC Cross Defaults”) under any other financing arrangements (the “Other Financing Arrangements”) between the Pinnacle Entities or any of their affiliates (including Pinnacle Airlines, Inc.), on the one hand, and EDC or any of its affiliates, on the other hand, then the execution of this term sheet by the parties hereto shall constitute a temporary waiver with respect to any such EDC Cross Defaults so long as (a) the Pinnacle Entities are otherwise in substantial compliance with the terms of such other transactions (as may be modified in accordance with the terms thereof but ignoring any provisions thereof related to the insolvency or financial condition of the Pinnacle Entities or their chapter 11 cases) and (b) the Pinnacle Entities are in substantial compliance with the terms and obligations hereof.  Upon (a) all of the Q400 Covered Equipment being transferred to EDC and (b) the Pinnacle Entities otherwise having substantially complied with each of the terms and provisions hereof, such EDC Cross Defaults shall be permanently waived.
In addition, the Pinnacle Entities agree that, if and to the extent that they have breached any of the Equipment Agreements prior to the Petition Date (other than with respect to the payment of principal or interest under the Equipment Agreements), then EDC shall have prepetition general unsecured claims against Colgan and, to the extent applicable, PAC on account of any damages related to such breaches.  The parties hereto agree that as of the date hereof EDC has not breached any of the Equipment Agreements.

Wind-Down Term
The terms “Wind-Down Date” and “Wind-Down Term” as used herein shall have the meanings given to such terms in the United Term Sheet (as amended, supplemented or otherwise modified from time to time) to the extent such terms relate to the Q400 Covered Aircraft.  The Wind-Down Date for any item of Covered Equipment will be selected by United and Colgan after the Petition Date and EDC will be promptly notified thereof.  The Wind-Down Date for any item of Q400 Covered Equipment may be shortened or extended upon the agreement of Colgan and United without EDC’s consent as long as, in the case of any extension, United pays EDC ratable use and maintenance reserve payments as are contemplated by “Payment by United to EDC” below for the period of extended use.

Effect of Wind-Down Date; Return Location and Condition
Within three business days following the applicable Wind-Down Date with respect to any item of Q400 Covered Equipment, Colgan will return such item of Q400 Covered Equipment to EDC by delivering such item of Q400 Covered Equipment to a single storage facility in the continental United States as designated by EDC (subject to the consent of Colgan, which consent shall not be unreasonably withheld); provided that the delivery of such item of Q400 Covered Equipment in accordance with the foregoing shall be at the sole cost and expense of EDC (except for pilot costs, which will be paid by Colgan).  EDC and the Pinnacle Entities agree that the Pinnacle Entities make no warranty regarding the condition of any Q400 Equipment at the time of its return to EDC and, for the avoidance of doubt, EDC hereby waives any right to seek administrative expense or other claims on account of the condition of the Q400 Covered Equipment at the time of such return.  Notwithstanding the foregoing, Colgan shall return each item (and shall repair such items subject to the $200,000 cap listed below) of Q400 Covered Equipment in the condition that Colgan would have maintained such item of Q400 Equipment prior to the Wind-Down Date in the ordinary course of business (it being understood that any single repair that exceeds a cost of $200,000 shall be deemed outside of the ordinary course of business).  Colgan shall be entitled to swap engines on Q400 Covered Aircraft prior to the Wind-Down Date for any item of Q400 Covered Equipment so long as all engines returned to EDC constitute Q400 Covered Equipment.  All uninstalled free-issue SB kits and other loose equipment items (such as galley carts) related to such Q400 Covered Aircraft shall be returned therewith.  The parties hereby agree to cooperate in good faith to (a) minimize any sales or similar taxes or government charges in connection with the Sale transactions and (b) to use commercially reasonable efforts to facilitate a successor capacity purchase agreement.
Contemporaneously with the return of an item of Q400 Covered Equipment, Colgan shall deliver to EDC, (i) a non-FAA bill of sale (ii) an FAA bill of sale for such item of Q400 and (iii) all records relating to such Q400 Covered Equipment within their possession and/or control (and such records shall be in electronic format or any other form approved by the FAA), in each case for such item of Q400 Covered Equipment ((i), (ii) and (iii), collectively, the “Return Deliverables”).  In addition, the Pinnacle Entities will use reasonable efforts to ensure that the Approval Order contain provisions pursuant to Bankruptcy Code 363(f) (or other applicable authority) to the effect that each item of Q400 Covered Equipment is being transferred by Colgan to EDC (or EDC’s designee) with good title, free and clear of all liens, claims and other interests.
For the avoidance of doubt, after the return of such Q400 Covered Equipment, EDC shall be entitled to sell, lease or otherwise dispose of such item of Q400 Covered Equipment without the consent of any Pinnacle Entity.  Following the Wind-Down Date for any item of Q400 Covered Equipment, the parties hereto agree to cooperate in good faith with each other to effect any required registration of EDC’s “international interest” with respect to its ownership of the Q400 Covered Equipment on the International Registry established under the Convention on International Interest in Mobile Equipment, together with the Protocol thereunder relating to aircraft as in effect in the United States of America.
In the event that United does not make the payments to EDC contemplated by the first sentence of “Payment by United to EDC” within five days of the date such payment is required to be made at any point prior to the date (if any) that United delivers an Accelerated Wind-Down Notice (as defined in the United Term Sheet), the parties hereto agree that EDC may send a written notice to United and the Pinnacle Entities electing to cause the Wind-Down Date for all Q400 Covered Equipment, for purposes of this section, to be accelerated to the date that is 30 days (or, in the case of the Return Deliverables, 45 days) following the date of such notice.  Unless otherwise agreed by EDC, the Pinnacle Entities will cease operating the Q400 Covered Equipment (other than to return same to EDC in accordance with the terms hereof) within five business days following the date of such notice.  The provisions of this paragraph are not intended to limit in any manner or to any extent EDC’s rights under Section 1110 (including specifically 1110(c)) with respect to the Covered Equipment.

Liquidation of Prepetition Damages Claim:
With respect to all Q400 Covered Equipment, Colgan hereby agrees that EDC shall have an allowed general unsecured claim (the “Aggregate Claim”) against Colgan based upon the following calculation: (i) the aggregate principal balance and interest accrued and unpaid thereon (at the non-default rate) under all Equipment Agreements outstanding as of the Petition Date, minus (ii) the aggregate amount of Deemed Principal and Interest Payments (as defined below), minus (iii) the aggregate Deemed Disposition Proceeds (as defined below) for all Q400 Covered Equipment, minus (iv) $20,000,000; provided that in no event shall the Aggregate Claim be less than $0.00.
For purposes of this paragraph:

(I) “Deemed Principal and Interest Payments” means the sum of (a) $[***] per month (or prorated sum for any portion of a month) during the Wind-Down Term per Eligible Q400 Covered Aircraft (as defined below) and (b)$[***] per month (or prorated sum for any portion of a month) during the Wind-Down Term per Eligible Q400 Spare Engines.

(II) “Deemed Disposition Proceeds” shall mean, with respect to any item of Q400 Covered Equipment, (a) if such Q400 Covered Equipment has been sold to, leased by or otherwise operated by or on behalf of United, the aggregate principal balance and accrued and unpaid interest thereon (at the non-default rate) outstanding under the related Equipment Agreement as of the Petition Date and (b) in any other case, the fair market value of such Q400 Covered Equipment as of the Petition Date; provided that each party fully reserves their rights (and the rights of their creditors) with respect to ascertaining the fair market value of any Q400 Covered Equipment covered by clause (b) above as of the Petition Date (and the Pinnacle Entities fully reserve their rights to object to the allowance of any claims based upon the valuation of the Q400 Covered Equipment).

(III) “Eligible Q400 Covered Aircraft” shall mean any Q400 Covered Aircraft that has not, as of such date, (a) ceased to perform the Post-Petition Regional Air Services in a manner outside the ordinary course of the Pinnacle Entities’ business (deteriorated financial condition of the Pinnacle Entities following the Petition Date being treated as if in a manner outside the ordinary course of the Pinnacle Entities’ business for this purpose), or (b) reached its Wind-Down Date.
(III) “Eligible Q400 Spare Engine” shall mean any Q400 Spare Engine that has not, as of such date, (a) ceased to perform the Post-Petition Regional Air Services in a manner outside the ordinary course of the Pinnacle Entities’ business (deteriorated financial condition of the Pinnacle Entities following the Petition Date being treated as if in a manner outside the ordinary course of the Pinnacle Entities’ business for this purpose), or (b) reached its Wind-Down Date (it being understood that a Q400 Spare Engine need not be in active use to qualify as an Eligible Q400 Spare Engine).

Compliance with Other Terms:
The Pinnacle Entities shall maintain and operate each item of Q400 Covered Equipment in compliance with their approved FAA maintenance program and the applicable Federal Aviation Administration regulations, if any, including the performance after the Petition Date of any non-scheduled maintenance or repairs that may be required under the Pinnacle Entities’ approved FAA maintenance program and applicable Federal Aviation Administration regulations, if any, including, without limitation, maintenance or repairs resulting from equipment malfunction, accident, foreign object damage or misuse; provided, however, that the Pinnacle Entities shall not be obligated to perform any scheduled heavy maintenance that may arise for any Q400 Covered Equipment during the Wind-Down Term.  The Pinnacle Entities shall be under no obligation to comply with any Airworthiness Directive during the Wind-Down Term or thereafter to the extent not reimbursed by United and/or EDC.  In addition, the Pinnacle Entities shall insure each item of Q400 Covered Equipment in compliance with the Deemed Agreements (as defined in the United Term Sheet) and the Equipment Agreements, in each case until such item of Q400 Covered Equipment is delivered to EDC pursuant to the first paragraph of “Effect of Wind-Down Date; Return Location and Condition” above.

Payment by United to EDC
During the Wind-Down Term, United will pay directly to EDC such amounts as are agreed by United and EDC as payment for continued use by Colgan of the Q400 Covered Equipment until its Wind-Down Date and comply with other terms as agreed between EDC and United.  EDC represents that, as of the Petition Date, it has reached a binding agreement with United regarding the amount of such payments during the Wind-Down Term, along with other terms agreed upon between EDC and United.  The Pinnacle Entities are intended third party beneficiaries of EDC’s agreement to allow Colgan’s continued use and operation of the Q400 Covered Equipment in exchange for such amounts and terms.  EDC agrees that no Pinnacle Entity will be liable for the non-payment by United of amounts owing pursuant to this paragraph or, except for the prepetition general unsecured claims discussed in “Liquidation of Prepetition Damages Claim” above, any other payments to EDC under the Equipment Agreements.
Nothing herein affects the rights of the Pinnacle Entities or United to seek payment or reimbursement from the other party of any amounts due under, or otherwise to enforce, any Deemed Agreement or other agreement.

Integrated Term Sheets	The parties hereto agree that the provisions of this term sheet and of the United Term Sheet are intended, to and shall, be read together as one integrated agreement, interpreted consistently.

1110(b) Matters
EDC represents and warrants that it has full authority to enter into, and perform the matters covered by, this term sheet and otherwise authorize Colgan’s continued use and operation of the Q400 Covered Equipment.
The parties hereto acknowledge and agree that this term sheet shall constitute an agreement under Section 1110(b) of the Bankruptcy Code for continued use of the Q400 Covered Equipment by Colgan and the continued existence of the automatic stay after the 60-day period provided for under Section 1110 of the Bankruptcy Code on the terms and conditions set forth herein.
The parties hereto acknowledge and agree that this term sheet does not constitute an election or an agreement by Colgan under Section 1110(a) of the Bankruptcy Code or any other provision of the Bankruptcy Code, and nothing contained herein shall be construed as such an election or agreement.  The parties also acknowledge and agree that this term sheet does not constitute an assumption by the Pinnacle Entities of the Equipment Agreements under Section 365 of the Bankruptcy Code (to the extent such Section is applicable), and nothing contained herein shall be construed to constitute such an assumption.  EDC agrees that it shall not assert in any judicial proceeding that this term sheet constitutes either an agreement under Section 1110(a) of the Bankruptcy Code or an assumption under Section 365 of the Bankruptcy Code.

Each of EDC, the Pinnacle Entities and United understand and, by the execution of its signature block below (and in the case of the Pinnacle Entities, upon receipt of Bankruptcy Court approval), agrees that this term sheet creates a binding and enforceable contract among EDC, the Pinnacle Entities and United.

Export Development Canada

By:/s/ Mauricio Idarraga
Name: Mauricio Idarraga
Title: Asset Manager

Colgan Air, Inc.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

Pinnacle Airlines Corp.

By: /s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Vice President/General Counsel

Continental Airlines, Inc. and United Air Lines, Inc.

By: /s/ Rohit Philip
Name: Rohit Philip
Title: Senior Vice President, Corporate Strategy

SCHEDULE 1
Q400 Covered Equipment

Q400 COVERED AIRCRAFT

Q400 Covered Aircraft
N187WQ	PCE-FA0425 PCE-FA0426
N188WQ	PCE-FA0427 PCE-FA0428
N190WQ	PCE-FA0431 PCE-FA0432
N191WQ	PCE-FA0433 PCE-FA0434
N195WQ	PCE-FA0440 PCE-FA0454
N196WQ	PCE-FA0443 PCE-FA0445
N199WQ	PCE-FA0449 PCE-FA0451
N202WQ	PCE-FA0459 PCE-FA0460
N203WQ	PCE-FA0447 PCE-FA0457
N204WQ	PCE-FA0456 PCE-FA0458
N208WQ	PCE-FA0465 PCE-FA0466
N209WQ	PCE-FA0467 PCE-FA0468

N213WQ	PCE-FA0472 PCE-FA0476
N214WQ	PCE-FA0477 PCE-FA0478
N323NG	PCE-FA0712 PCE-FA0711
N328NG	PCE-FA0719 PCE-FA0718
N332NG	PCE-FA0732 PCE-FA0724
N333NG	PCE-FA0731 PCE-FA0733
N336NG	PCE-FA0736 PCE-FA0744
N338NG	PCE-FA0739 PCE-FA0741
N339NG	PCE-FA0737 PCE-FA0738
N34NG	PCE-FA0749 PCE-FA0750
N341NG	PCE-FA0751 PCE-FA0752
N342NG	PCE-FA0753 PCE-FA0748
N345NG	PCE-FA0759 PCE-FA0761
N346NG	PCE-FA0756 PCE-FA0762

N356NG	PCE-FA0801 PCE-FA0802
N380NG	PCE-FA0838 PCE-FA0798

Q400 SPARE ENGINES

Q400 Spare Engines
PCE-FA 0236
PCE-FA 0221